PROSPECTUS SUPPLEMENT NO. 5

to Prospectus, declared effective on August 17, 2007

(Registration No. 333-138693)

ICP SOLAR TECHNOLOGIES INC.

This Prospectus Supplement No. 5 supplements and amends our Prospectus declared effective August 17, 2007, as amended and supplemented by prospectus supplement no.1 dated August 28, 2007 and by prospectus supplement no.2 dated September 19, 2007 and by prospectus supplement no.3 dated December 17, 2007 and by prospectus supplement no.4 dated January 11, 2008 (the "Prospectus").

You should read this Prospectus Supplement No. 5 together with the Prospectus.

This Prospectus Supplement No. 5 includes the attached Current Report on Form 8K of ICP Solar Technologies Inc. as filed by us with the Securities and Exchange Commission on February 20, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 5 is February 20, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2008
Date of Report (Date of earliest event reported)

ICP SOLAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d)         On February 14, 2008, ICP Solar Technologies Inc. (the "Company") announced via press release the appointment of Steve Carkner as a member of its Board of Directors. The appointment of Mr. Carkner as director was effected pursuant to a resolution of the Company’s Board of Directors adopted on February 14, 2008. A copy of the press release is furnished as Exhibit 99.1 and is attached hereto.

(e)         The disclosures in Item 8.01, below, describing the repricing of certain warrants issued to Mr. Joel Cohen, a director, and Secretary and Treasurer, of the Company, are incorporated into this Item 5.02 by reference.

ITEM 8.01	OTHER EVENTS

On February 14, 2008, the Board of Directors of the Company, authorized the repricing of all outstanding options issued to current employees, directors, officers and consultants under the Company’s 2006 Stock Incentive Plan ("Plan") to $0.50, determined in accordance with the Plan as the average closing bid and ask price for shares of Common Stock on the Over-the-Counter Bulletin Board over the previous twenty (20) day period. The Board of Directors also approved the repricing of the following warrants issued at an exercise price of $2.25 and expiring on May 18, 2012 to $0.50, determined in accordance with the terms of the warrants as the average closing bid and ask price for shares of Common Stock on the Over-the-Counter Bulletin Board over the previous twenty (20) day period : (i) 100,000 warrants issued to Mr. Philippe Peress, on May 18, 2007 as consulting fees; and (ii) 525,000 warrants issued to Mr. Joel Cohen, May 18, 2007 as consulting fees. The shares of Common Stock underlying the warrants issued to Mr. Cohen were registered under the Company’s Registration Statement on Form SB-2 declared effective by the U.S. Securities and Exchange Commission on February 13, 2008.

This repricing of the exercise price described above (the "Repricing") will apply to all options issued pursuant to the Plan and to the individual common stock purchase warrants described above. ln total, the Repricing will apply to an aggregate of 1,415,000 shares of Common Stock underlying outstanding options and to an aggregate of 625,000 shares of Common Stock underlying outstanding common stock purchase warrants. A copy of the forms of notice sent to holders of outstanding options and affected warrants regarding the Repricing are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

The Repricing was effected pursuant to a resolution of the Company’s Board of Directors adopted on February 14, 2008.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits.

4.1	Form of notice to option holders.

4.2	Form of notice to warrant holders.

99.1	Press Release issued by ICP Solar Technologies Inc., dated February 14, 2008.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICP SOLAR TECHNOLOGIES INC.

Date: February 20, 2008
By: /s/ Sass Peress
SASS PERESS
President, Chief Executive Officer and Chairman

3

Exhibit 4.1

ICP SOLAR TECHNOLOGIES INC.
7075 Place Robert-Joncas
Montreal, Quebec
H4M 2Z2, Canada
(514)270-5770

NOTICE REPRICING OPTIONS ISSUED
PURSUANT TO THE COMPANY’S 2006 STOCK INCENTIVE PLAN

To the holders of options to purchase common stocks:

On February 14, 2008, the board of directors of ICP Solar Technologies Inc., authorized the repricing of the exercise price of the options issued pursuant to the Company’s 2006 Stock Incentive Plan ("Plan") below to $0.50. This repricing of the options to purchase common stock of the Company will apply to all of the options issued between May 15, 2007 and February 13, 2008.

February 20, 2008

By ORDER OF THE BOARD OF DIRECTORS,

ICP SOLAR TECHNOLOGIES INC.
By: /s/ Sass Peress
       Sass Peress
       President and Chief Executive Officer

Exhibit 4.2

ICP SOLAR TECHNOLOGIES INC.
7075 Place Robert-Joncas
Montreal, Quebec
H4M 2Z2, Canada
(514)270-5770

NOTICE REPRICING
COMMON STOCK PURCHASE WARRANTS

To the holders of our common stock purchase warrants:

On February 14, 2008, the board of directors of ICP Solar Technologies Inc., authorized the repricing of the exercise price of the common stock purchase warrants described below to $0.50. This repricing of the common stock purchase warrants will apply to all of the warrants issued on May 18, 2007.

February 20, 2008

By ORDER OF THE BOARD OF DIRECTORS,

ICP SOLAR TECHNOLOGIES INC.
By: /s/ Sass Peress
       Sass Peress
       President and Chief Executive Officer

Exhibit 99.1

Steve Carkner Appointed to Board of Directors for ICP Solar Technologies

Inventor of multiple *Blackberry® patents to help accelerate portable solar power applications

Montreal, Canada, February 14, 2008 – ICP Solar Technologies Inc. (OTCBB: ICPR, FRANKFURT: K1U.F), a developer, manufacturer and marketer of solar panels and products, today announced that Steve Carkner, P. Eng, Founder and Chief Executive Officer Panacis Medical has been appointed to the Board of Directors.

Sass Peress, ICP Chairman and Chief Executive Officer commented, "We are excited to have Steve join our board of directors. His experience and record of exceptional product innovation and commercialization with companies like Research in Motion and Energy Visions will prove invaluable as Steve has completed a number of key products in the portable power and environmental spaces including the successful development of power backup systems for the military, solar powered robotics and point-of-use consumer power monitors. We look forward to working with him as we pursue the exciting portable power market opportunities that lie ahead of us."

"I look forward to working with the ICP management team," commented Mr. Carkner. "For a company to succeed, it needs to start with quality people, innovative ideas, and a lot of focused effort. ICP Solar has all these key ingredients in place and I look forward to helping guide the company's rapid growth."

Prior to founding Panacis, Mr. Carkner was the Director of Product Development at Research In Motion (RIM). He was instrumental in the growth of RIM from a small 12-person consulting company into a multi-billion dollar wireless-focused corporation. He is listed as an inventor on a number of RIM’s patents related to the *Blackberry® wireless pager and on several dozen patents world-wide. Mr. Carkner also took part in the marketing and business development of the corporation and was a key member of the team that guided RIM from pre to post IPO.

Mr. Carkner was a founder of Canada's National Angel Organization and was one of the youngest elected members of the Professional Engineers of Ontario council. His products have won a host of awards and have been featured in places like Popular Science and the Smithsonian Institute of Technology.

*BlackBerry is the exclusive property and trademark of Research In Motion Limited.

About ICP Solar Technologies, Inc.

ICP Solar is a developer, manufacturer and marketer of solar panels and solar cell based products and building materials. Through the application of next-generation technologies and use of proprietary intellectual design the Company aims to be the industry's innovation leader. For the past 19 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segment of the solar industry. ICP Solar's management has over 50 years of experience in the renewable energy sector. ICP Solar is the North American licensee of the Coleman® brand in the solar charger category. The company’s headquarters are located in Montreal, Canada, with additional locations in the USA, Spain, Ireland and France.

Corporate information may be found at www.icpsolar.com

The forward-looking statements herein include, but are not limited to, the expected expansion of our solar solutions into Europe Middle East, Asia and Africa. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent SB-2 filing with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contact:
ICP Solar
Laurent Lafite, 514-270-5770
Llafite@icpsolar.com
or
Lippert/Heilshorn & Associates
Jody Burfening/Elric Martinez, 212-838-3777
emartinez@lhai.com